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                                                                  EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SFX Broadcasting, Inc. to be filed on or about February 4, 1997 and to the incorporation by reference therein of our reports dated (i) February 20, 1996, except for the fourth paragraph of Note 14 as to which the date is March 19, 1996, with respect to the consolidated financial statements of SFX Broadcasting, Inc. and Subsidiaries at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and (ii) February 14, 1996 with respect to the consolidated financial statements of Multi-Market Radio, Inc. at December 31, 1995 and 1994 and for the years then ended.


/s/ ERNST & YOUNG LLP


New York, New York
February 3, 1997